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                                                                    Exhibit 10.1


                              Amended and Restated
                              EMPLOYMENT AGREEMENT
                                     between
                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                                       and
                                RICHARD D. NANULA

         Amended and Restated Employment Agreement ("Agreement"), dated as of April 15, 1998, between Richard D. Nanula ("Executive") and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Company").

         WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment upon the terms and conditions hereinafter set forth;

         WHEREAS, the Executive currently holds a senior level position with another employer and will forfeit certain equity awards related to such employer's stock that have substantial economic value;

         WHEREAS, by reason of his position at such other employer the Executive has a reasonable expectation of continuing to receive substantial equity awards expected to have significant value in the future;

         WHEREAS, to induce the Executive to enter into employment with the Company, the Company has to provide the Executive with an economic package of compensation and benefits intended to approximate the value of the benefits forfeited to join employment with the Company and the economic opportunity the Executive expected to receive from his current employer;

         WHEREAS, the Executive has indicated to the Company that, under the current policies of his current employer, he would be entitled to receive additional equity awards in the near term with respect to a significant number of shares of such employer's stock. Such other employer's stock trades at significantly higher value that a Paired Share. The Company believes that any sizeable equity award to the Executive should take such factors into account, should provide the Executive an incentive to increase substantially the value of a Paired Share and should provide significant value to the Executive only when holders of Paired Shares receive significant increases in value.

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                                                  EXECUTION COPY
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                                    ARTICLE I
                               Employment and Term

         Section I.1 Position; Responsibilities. (a) The Company hereby employs Executive as its President and Chief Executive Officer ("CEO") upon the terms and conditions hereinafter set forth.

                  (b) The Board of Directors of the Company (the "Board") has also elected the Executive as a member of the Board effective upon execution of this Agreement and the Executive agrees to serve as a member of the Board.

                  (c) Executive will use his reasonable best efforts to obtain and possess, and once obtained, will maintain throughout the Term hereof, all licenses, findings of suitability, qualifications, approvals, permits and authorizations ("Licenses") necessary to perform Executive's duties hereunder, including without limitation all Licenses required by any governmental agency ("Regulators") of any country, state, province, county, city or other similar entity having jurisdiction to regulate gaming, liquor or other business activities undertaken by the Company or any of its subsidiaries. Executive will timely file all necessary applications required to obtain such Licenses and will fully cooperate at all times with the Regulators. The Company will use its reasonable best efforts to assist the Executive in applying for, obtaining and maintaining the Licenses, including, without limitation, providing and paying for the services of legal counsel to facilitate the licensing process. Notwithstanding anything herein to the contrary, should the Board determine, in good faith after due consideration and an opportunity for the Executive (with the assistance of his counsel) to present his position at a meeting of the Board at which the issue is considered, that the Executive (i) has failed to use his reasonable best efforts to obtain the Licenses, (ii) has engaged in conduct which is reasonably likely to result in the revocation or expiration without renewal of any License, (iii) has failed after a reasonable period of time to obtain any License that is material to the performance of his duties hereunder and it is reasonably expected that the Executive will not obtain such License in the near future, the Company may immediately terminate this Agreement. The Executive shall assist the Company, its subsidiaries and their employees obtain and thereafter maintain all Licenses required by any applicable law, ordinance, regulation, order or otherwise.

                  (d) Inasmuch as the Executive will be the CEO of the Company, except as and to the extent provided below in the case of a "Paired Share REIT Transaction," no other person will be elected or appointed by the Board during the term as an executive officer of the Company senior to the Executive. The Executive shall have such duties, responsibilities and authority, consistent with his position as a chief executive officer, as shall be prescribed by the Board from time to time; and he shall be involved, consistent with the foregoing, in all aspects of the Company's business.

                  (e) In the event of a merger, consolidation or other combination of the Company with the Trust, or a de-pairing of the Paired Shares of the Trust and the Corporation, or another corporate transaction in response to, or for the purpose of complying with, any proposed



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or enacted legislation which would limit the expansion of paired share REITs (a
"Paired Share REIT Transaction"), the person who, immediately prior to such Paired Share REIT Transaction, was serving as the Chief Executive Officer of the Trust (the "Trust CEO") may be the chief executive officer of the resulting entity or entities and have duties, responsibilities and authority senior to the Executive; and in such event Executive's title, position, duties, responsibilities and authority may be appropriately modified to give effect thereto, but in such event Executive shall be senior to all other executives.

         Section I.2 Performance of Duties. (a) The Executive shall duly and faithfully perform all of the duties assigned to him to the best of his abilities, and he shall devote his full business time, attention and best efforts to the performance of such duties and shall not engage in any other business activities except with the prior written approval of the Board. The preceding sentence shall not be construed to prevent the Executive from managing the Executive's own personal and family investments or performing services for any charitable, religious or community organizations, so long as such activities do not materially interfere with the performance of the Executive's duties hereunder.

                  (b) The Executive's base of operations shall be at the principal executive office of the Company. In that regard, Executive acknowledges that the Company intends to move its principal executive office from Phoenix, Arizona to the Westchester County, New York or Fairfield County, Connecticut area. Executive will relocate his residence as soon as practicable to the area of the Company's new principal executive office.

         Section I.3 Term. Executive's term of employment under this Agreement (the "Term") shall commence on June 1, 1998 (the "Commencement Date") and shall expire on the fifth anniversary of the Commencement Date unless extended or sooner terminated as herein provided.

         Section I.4 Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (as such terms are hereinafter defined). Prior to his employment by the Company, Executive was employed by The Walt Disney Company ("Prior Employer"). Executive represents and warrants that any and all employment understandings or agreements with the Prior Employer were completely at will and that Executive is free to terminate his employment with the Prior Employer and to commence employment with the Company pursuant to this Agreement.

         Section I.5 Representation and Warranty of Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which would give rise to any breach of any term or provision of this Agreement or which would form the basis for any claim or allegation that Executive's employment hereunder could be



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terminated for Cause or Good Reason hereunder, and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, including all amendments thereto effected by this Agreement.

                            ARTICLE II Compensation

         Section II.1 General. The Company shall compensate Executive for all of his services under this Agreement, as set forth herein.

         Section II.2 Basic Compensation. Executive's annual salary during the Term ("Base Salary") shall be at the rate of $950,000 and shall be payable in bi-weekly or other installments in accordance with the Company's normal payment schedule for senior management (not less frequently than monthly). The Base Salary shall be subject to annual review commencing at the end of 1998 and at the end of each year thereafter during the Term, and may in the sole discretion of the Board be increased (but not decreased) for subsequent years. In addition, the Company will compensate Executive for all consulting services rendered to the Company between the date of this Agreement and the Commencement Date by a payment as soon as practicable following the Commencement Date of $70,000.

         Section II.3 Incentive Compensation. (a) In addition to the Base Salary, the Executive shall be eligible to receive incentive compensation ("Incentive Compensation") in respect of each calendar year (or portion thereof) of the Company during the Term.

                  (b) The Executive is not guaranteed any Incentive Compensation for 1998. Rather, for the period from the Commencement Date to December 31, 1998 the Incentive Compensation shall be as determined by the Board in its discretion, taking into account such factors as it may deem appropriate, including but not limited to Executive's performance during 1998 and the amount of incentive compensation he could reasonably have expected for 1998 at his Prior Employer.

                  (c) For 1999 and later years, Executive's opportunity for Incentive Compensation shall be determined in accordance with a bonus or a short term incentive compensation program which is expected to be established by the Board either for Executive or for senior management generally, and which shall be based generally on principles set forth on the attached Schedule A.

                  (d) Except as otherwise expressly contemplated in Schedule A, all Incentive Compensation earned under this Section 2.03 shall be payable as soon as reasonably practicable, but in no event later than 120 days after end of the relevant calendar year.

         Section II.4 Other Programs. (a) The Executive shall also be entitled to participate in all employee benefit plans, including retirement programs, if any, and group health care plans, and to take time off for vacation or illness in accordance with the Company's policy for senior management (provided that Executive shall not accrue more than 20 days of unused vacation at



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any time). Such plans shall at all times be comparable to those made available to the senior-most management of the Trust. In addition, the Company shall provide the Executive such fringe benefits and perquisites as are equivalent to those which the Trust provides to its Chief Executive Officer (including appropriate and reasonable use of any Company-owned aircraft). The foregoing shall not, however, apply to the Company's LTIP or to any other stock award, stock option or stock derivative or equity-based plan or program, for which separate provision is made in Sections 2.05 and 2.06 of this Agreement.

                  (b) During the Term, the Company shall purchase and maintain a life insurance policy on Executive's life in the face amount of $10,000,000, the proceeds of which shall be payable to Executive's estate or such other person or persons as Executive shall from time to time designate. The Company shall not be required to maintain such insurance after termination of Executive's employment, but upon such termination the Company shall take all actions reasonably requested by Executive necessary to transfer title to such policy to Executive at no cost to Executive.

                  (c) The Company shall reimburse Executive for all legal fees (not exceeding $25,000) and expenses reasonably incurred by Executive in connection with the negotiation and execution of this Agreement and any stock option or Restricted Stock Unit Award agreements expressly contemplated hereunder.

         Section II.5 Severance. Except only to the limited extent hereinafter provided, Executive shall not be entitled to any severance compensation in the event of a termination of employment with or without cause.

         Section II.6 Premium Priced Stock Options. (a) As material inducement to Executive's entering into this Agreement, the Option Committee of the Board has also granted to the Executive on April 15, 1998, conditioned upon commencement of his employment by the Company hereunder, five premium priced (i.e., the exercise price per Paired Share exceeds the market price per Paired Share on the date of grant) "Paired Options" (the "Options") under the LTIP as follows:

                           (i) One Paired Option (the "First Tranche") is for
the purchase of an aggregate of 600,000 Paired Shares of the Company and the Trust and is exercisable at $53.2875 per Paired Share.

                           (ii) The second Paired Option is for the purchase of
an aggregate of 400,000 Paired Shares of the Company and the Trust and is exercisable at $53.2875 per Paired Share .

                           (iii) The third Paired Option is for the purchase of
an aggregate of 1,000,000 Paired Shares of the Company and the Trust and is exercisable at $55.8250 per Paired Share.



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                           (iv) The fourth Paired Option is for the purchase of
an aggregate of 500,000 Paired Shares of the Company and the Trust and is exercisable at $63.4375 per Paired Share.

                           (v) The fifth Paired Option is for the purchase of an
aggregate of 500,000 Paired Shares of the Company and the Trust and is exercisable at $76.1250 per Paired Share.

         Except to the extent otherwise provided in this Agreement, each of the Options shall vest in 48 equal monthly installments with one installment vesting on May 1, 1998 and one installment vesting on each of the next 47 monthly anniversaries of May 1, 1998 so long as Executive is still employed on such monthly anniversary date. To the extent not previously exercised, each of the Options will terminate one year after any termination of Executive's employment, except that in the event of a termination by the Company without Cause or by the Executive for "Good Reason" each of the Options will terminate on the second anniversary of the date of Executive's termination of employment. To the extent not previously exercised or terminated as provided herein, the Options will in all events each expire ten years from the date of grant.

                  (b) In order to assure to the Company the deductibility of the compensation payable upon exercise of the Options, except as provided below, the grant of the Options (other than the First Tranche) shall be subject to the approval by the Company's stockholders of an appropriate amendment to the Company's LTIP relating to the grant of the Options, in accordance with the requirements of 162(m) of the Internal Revenue Code (the "Shareholder Approval"). The Company agrees to use its reasonable best commercial efforts to seek and obtain such Shareholder Approval as soon as practicable after the execution hereof.

                  (c) The Executive shall be eligible for grants in the future of additional Paired Options under the LTIP at the discretion of the Option Committee of the Board.

         Section II.7 Change of Control. In the event that during the Term, there shall occur a "Change of Control" as defined in the LTIP (as such definition is expected to be changed in the future so as (i) to exclude an acquisition such as the recent acquisition of ITT Corporation by the Company and
(ii) to exclude a Paired Share REIT Transaction (such change to be generally applicable to all LTIP awards)) the Restricted Stock Unit Award and the Options shall become fully vested.

         Section II.8 Relocation. In recognition of the necessity for the Executive to relocate his residence from Beverly Hills, California where he currently resides ("Executive's Current Residence") to the vicinity of Company's new executive offices in Westchester County, New York (the "New Offices"), the Company shall reimburse Executive for his reasonable out-of-pocket expenses for transporting his family and household furnishings and belongings from his Existing Residence to his new residence ("Executive's New Residence") in the community of the Company's New Offices. Relocation expenses will include, with respect to Executive's Existing




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Residence, the amount of any shortfall of the actual sales price after reasonable sales efforts, compared to the current appraised value of Executive's Existing Residence (provided that Company may instead elect to purchase Executive's Existing Residence at its current appraised value). Relocation expenses shall also include (i) normal escrow costs, (ii) up to one mortgage "point" and (iii) other out-of-pocket closing costs in respect of the purchase of the Executive's New Residence. The Company will also reimburse the Executive for reasonable out-of-pocket temporary housing expenses for the Executive and his family for a period of time (up to 12 months) necessary to make a full transition to Executive's New Residence and travel expenses for Executive and his family to and from his Existing Residence as necessary during the transition. The foregoing relocation expense reimbursements shall be made in accordance with the Company's current policy.

         Section II.9 Expense Reimbursements. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

         Section II.10 Withholding. The Base Salary and all other payments to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

                                   ARTICLE III
                            Termination of Employment

         Section III.1 Termination. (a) Executive's employment hereunder shall be terminable by either party with or without Cause and with or without notice except as otherwise provided herein, but with the effect set forth herein.

                  (b) Executive shall give the Company at least 30 days' advance written notice prior to any termination by Executive other than for Good Reason. The Company shall give Executive at least 30 days' advance written notice prior to any termination of Executive without Cause.

                  (c) Executive may resign and terminate his employment hereunder for Good Reason (which shall also be deemed a termination by the Company other than for Cause), subject, however, to prior delivery to the Company of a Preliminary Notice of Good Reason (as defined below) and the failure of the Company to remedy the circumstances giving rise to such notice within the cure period provided below. For purposes of this Agreement, "Good Reason" means except as provided below in this paragraph (c): (i) the failure to elect and continue Executive as CEO and President of the Company (subject to the provisions of Section 1.01(e)) or



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to nominate Executive for re-election as a member of the Board (unless a Cause
Termination Notice (as hereinafter defined) shall theretofore have been given to Executive); (ii) the failure to assign Executive duties, authorities, responsibilities and reporting requirements consistent with his position and otherwise as set forth herein, or (subject to the provisions of Section 1.01(e)) if the scope of any of Executive's material duties or responsibilities as CEO of the Company is reduced to a significant degree without Executive's prior consent, except for any reduction in duties and responsibilities due to Executive's illness or disability or temporary suspensions of duties and responsibilities pending results of any Board commissioned investigation as to potential Cause for termination of Executive's employment and except if a Cause Termination Notice shall theretofore have been given to Executive; (iii) a reduction in or a substantial delay (not to exceed one month) in the payment of Executive's compensation or benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the failure of the Company to indemnify Executive (including the prompt advancement of expenses), or to maintain directors' and officers' liability insurance coverage for Executive, in accordance with the provisions of Section 5.11 hereof; (v) the Company's purported termination of Executive's employment for Cause other than in accordance with the requirements of this Agreement; (vi) a "Change of Control," as such term is defined and used in the LTIP (as the same may be amended as contemplated by Section 2.07), shall have occurred (unless a Cause Termination Notice shall theretofore have been given to Executive), (vii) a requirement by the Company or the Board, without the Executive's prior consent, that Executive be based outside of Westchester County, New York or Fairfield County, Connecticut, other than on travel reasonably required to carry out the Executive's obligations under this Agreement, (viii) Barry S. Sternlicht shall for any reason cease to be Chairman of the Board of the Company or Chairman and CEO of the Trust and his successor shall not have been approved by the Executive (such approval not to be unreasonably withheld), or (ix) any other breach by the Company of any provision of this Agreement; provided, that in the event Good Reason is based on clause (ii), (iii) (other than with respect to the payment of Base Salary), (iv) or (ix) above, (a) "Good Reason" shall not include acts which are cured by the Company within 30 days from receipt by the Company of a written notice from Executive (a "Preliminary Notice of Good Reason") identifying in reasonable detail the act or acts constituting Good Reason, (b) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive within 60 days after learning of the act, failure or event (or, in the case of a series of related acts, failures or events, within 180 days of the first such act, failure or event) which Executive alleges constitutes Good Reason hereunder, (c) if the Company has failed to cure as provided above, Good Reason shall not exist unless Executive shall have given notice of termination hereunder for Good Reason within 60 days from delivery of the Preliminary Notice of Good Reason (which termination shall be effective 30 days from the giving of such notice), and (d) if the Company has commenced an expedited arbitration in the manner prescribed below within 15 days after receipt of Executive's notice of termination called for under the immediately preceding clause (c), such termination shall not be effective as a termination of employment and shall not be deemed a termination by Executive for Good Reason unless and until the Arbitrator shall have determined otherwise. If the Company has timely commenced such an arbitration proceeding, in the manner prescribed below, no payments shall be due Executive under Section 3.02 (i) or (ii) hereof until the conclusion of the arbitration proceeding or further proceeding contemplated by Section 5.04 hereof and only if an award is



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rendered by the Arbitrator in favor of Executive. Notwithstanding the foregoing, if the Company fails to file a demand for arbitration with the American Arbitration Association ("AAA") and pay the requisite fees pursuant to Rule 4 of the AAA's National Rules for the Resolution of Employment Disputes effective
June 1, 1996 (the "National Rules") within 30 days after receipt of notice of termination from Executive, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof, Executive's termination of employment from the Company shall be conclusively presumed to have been for Good Reason. Notwithstanding the foregoing, "Good Reason" shall not exist in the event that any reduction in duties, titles or responsibilities results from the senior position of the Trust's CEO in the case of a Paired Share REIT
Transaction as contemplated in Section 1.01(e).

                  (d) The Company shall have the right to terminate Executive's employment hereunder for Cause. For purposes hereof, "Cause" shall be defined as Executive's having (a) been convicted of a criminal offense constituting a felony, (b) committed one or more acts or omissions constituting fraud or willful misconduct, or (c) failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets), except where such failure results from Executive's incapacity due to physical or mental illness. For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

         Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless each of the following provisions shall have been complied with: (i) notice of intention to terminate for Cause (a "Preliminary Cause Notice"), the giving of which shall have been authorized by a vote of not less than 50% of all disinterested Directors then in office, which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than 30 days) to cure (the "Cure Period"), shall have been given to Executive by the Board within sixty days after the Company first learns of the act, failure or event constituting Cause; and (ii) Executive shall not have cured the acts or circumstances complained of within the Cure Period; and
(iii) the Board shall have called an in personam meeting of the Board, at which termination of Executive is an agenda item, and shall have provided Executive with not less than 20 days' notice thereof; and (iv) Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the Board in advance of such meeting and, if he so desires, personally to address the Board at such meeting; and (v) the Board shall have provided, within three business days after such meeting, a written notice of termination for Cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least a majority of all of the disinterested Directors then in office to terminate Executive for Cause (such a notice, a "Cause Termination Notice"), which such notice shall be effective on the sixteenth day after receipt



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thereof by Executive, subject to the provisions hereof; provided that if
Executive has commenced an expedited arbitration in the manner prescribed below within 15 days after his receipt of the Cause Termination Notice, disputing the Company's right under this Agreement to so terminate for Cause, Executive shall not be deemed to have been terminated for Cause unless and until the Arbitrator shall thereafter have determined that Executive was properly terminated for Cause in accordance with the provisions hereof; and provided, further that the Company may suspend Executive (a) with pay, at any time after any indictment of Executive for a criminal offense constituting a felony or after the giving of the Preliminary Cause Notice, and (b) without pay, at any time after the giving of the Cause Termination Notice, except that any payments not so made shall be made within three business days after the Arbitrator shall have made a determination that Executive was terminated other than in compliance with the foregoing provisions relating to termination for Cause. If Executive or his representative fails to file a demand for arbitration with the AAA and pay the requisite fees pursuant to Rule 4 of the National Rules within 30 days of his receipt of a Cause Termination Notice from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof, such termination shall be conclusively presumed to have been for Cause.

         If the Arbitrator declines to rule that Executive was terminated for Cause, Executive shall be treated as having been terminated without Cause and Executive shall have the rights provided under Section 3.02 below and provided elsewhere in this Agreement with respect to a termination without Cause.

         For all purposes of this Agreement, "Good Reason" and "Cause" shall have the applicable defined meaning as set forth above in this Section 3.01.

         Upon any termination of Executive's employment, whether by the Company or by the Executive, Executive will concurrently resign his membership, if any, on the Board.

         Section III.2 Rights on Termination. (a) In the event of termination of Executive's employment during the Term for any reason, including but not limited to termination by the Company with Cause or without Cause or termination by the Executive with Good Reason or without Good Reason or due to death or disability of Executive then, except as and to the extent provided below in Section 3.02(b), 3.02(c) and 3.02(d):

                           (i) Executive shall not be entitled to any severance
or other special payments or awards from the Company;

                           (ii) Executive shall be paid all accrued but unpaid
Base Salary and any earned but unpaid Incentive Compensation and other benefits through the date of termination;

                           (iii) Executive shall be entitled to receive and
retain all Paired Shares underlying the Restricted Stock Unit Award referenced in Section 2.05 as well as all Paired Shares received in respect of the Incentive Compensation Formula referenced in Item 7 of Schedule A hereto; and




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                           (iv) There shall be no acceleration of vesting of any
Paired Shares underlying Paired Options or of unvested restricted Paired Shares, and all such unvested Paired Options (including but not limited to the Options referred to in Section 2.06) and unvested restricted Paired Shares held by Executive shall automatically be forfeited (subject however to any contrary provisions in the agreements relating to the grant of such Paired Options or the award of such Paired Shares or any contrary determination of the Board in its sole discretion).

                  (b) In the event Executive exercises his right to terminate under Clause (viii) of Section 3.01(c), an amount equal to 50% of the then unvested Paired Shares underlying any Paired Options and 50% of any then unvested restricted Paired Shares held by Executive shall be deemed accelerated to the date of termination; in addition, such termination shall be deemed a voluntary termination of employment by the Executive and all Paired Options held by Executive, including the Options referred to in Section 2.06, shall be deemed to terminate one year after the date of termination of employment.

                  (c) In the event of the termination of Executive's employment due to death or disability of Executive, all then unvested Paired Shares underlying any Paired Options held by Executive and all then unvested restricted Paired Shares held by Executive shall be deemed accelerated to the date of termination; and all such Paired Options held by Executive, including the Options referred to Section 2.06, shall be deemed to terminate one year after such date of termination of employment.

                  (d) If Shareholder Approval is not obtained by April 15, 1999, the Executive shall be entitled to be paid, if and to the extent applicable, the "Basic Severance" plus the "Additional Severance" (each defined below) as follows:

                           (i) To the extent that the exercise price per Paired
Share of a Paired Option included in the Restorative Grants exceeds the exercise price per Paired Share of its "Hypothetically Equivalent Option" defined below, then upon each exercise of such a Paired Option the Executive shall be entitled to receive Basic Severance equal to the amount of such excess multiplied by the number of Paired Shares purchased upon such exercise. Basic Severance shall be paid within 10 days after termination of employment for all Paired Options exercised prior to any termination of employment and otherwise within 10 days after exercise.

                           (ii) The Hypothetically Equivalent Options shall be
hypothetical Paired Options deemed granted for the number of Paired Shares indicated, sequentially at the increasing exercise prices as follows:

             400,000 Paired Shares exercisable at $53.2875 per Paired Share; 1,000,000 Paired Shares exercisable at $55.8250 per Paired Share; 500,000 Paired Shares exercisable at $63.4375 per Paired Share; 500,000 Paired Shares exercisable at $76.1250 per Paired Share.



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
                           (Thus, by way of illustration, the initial
Restorative Grant on May 1, 1999 for purchase of 900,000 Paired Shares shall be deemed to have as its Hypothetically Equivalent Options a Paired Option for 400,000 Paired Shares exercisable at $53.2875 per Paired Share, and a Paired Option for 500,000 Paired Shares exercisable at $55.8250 per Paired Share.)

                           (iii) If Executive's employment is terminated prior
to January 2, 2001 by the Company without Cause or by the Executive for Good Reason, and if the Market Price per Paired Share exceeds the exercise price per Paired Share with respect to one or more segments of the then ungranted Restorative Grants (such excess hereafter called the "Spread"), the Company shall pay as Additional Severance the sum of the products, calculated separately for each segment of the ungranted Restorative Grants as to which there is a Spread (A) the Spread times (B) the number of Paired Shares subject to such segment which would have been vested had the Options under Section 2.06(a) been granted instead of such Restorative Grants. For purposes of the foregoing, the Market Price per Paired Share shall be the closing sale price of a Paired Share on the New York Stock Exchange Composite Transactions Tape on the earlier to occur of (i) the second anniversary of the date of Executive's termination of employment and (ii) the date of the last exercise of Paired Options granted to the Executive pursuant to the terms of this Agreement.

         Section III.3 Sole Remedy. The parties agree that the foregoing shall be Executive's sole and exclusive monetary remedy under this Agreement by reason of termination by Executive or by the Company, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures.

         Section 3.04 Restricted Stock Units. As material inducement to Executive's entering into this Agreement and in order to compensate in part for the stock option and other benefits from his prior employer forfeited by Executive, the Option Committee of the Board has granted to the Executive on April 15, 1998, conditioned on commencement of his employment by the Company hereunder, an award under the Company's 1995 Long-Term Incentive Plan (the "LTIP") of 300,000 Restricted Stock Units, each such Unit representing the right to receive, subject to vesting, at the times provided for herein one Paired Share of the Company and the Trust (the "Restricted Stock Unit Award"). In addition, the Company shall pay to the Executive dividend equivalent amounts with respect to the Restricted Stock Units at the time and in the amount of any dividend distributions paid with respect to Paired Shares. The Restricted Stock Unit Award shall vest at the end of 120 days after the Commencement Date (subject to acceleration as provided in Section 2.07). The number of Paired Shares underlying vested Restricted Stock Units shall be delivered to the Executive upon the earlier of (i) the termination of Executive's employment for any reason and (ii) the fifth anniversary of the Commencement Date (provided that Executive shall be permitted to elect to defer delivery of all or a portion of such Paired Shares by written notice specifying a deferred delivery date(s) sent to the Company not later than the fourth anniversary of the Commencement Date (or such other dates as the Company and Executive shall determine)). The Company and the Executive will work together in good faith towards the establishment of a "rabbi trust" or other structure to assure Executive that the Paired Shares underlying the Restricted Stock Unit Award will be delivered as contemplated hereunder, subject to appropriate protections for the Trust's REIT status (including seeking an appropriate ruling from the Internal Revenue Service).

                                   ARTICLE IV
                 Noncompetition; Confidential Information; Etc.

         Section IV.1 Other Business Ventures. In addition to the restriction from having other employment provided in Section 1.02 above, during the term of Executive's employment hereunder the Executive shall not, without the prior written approval of the Board, directly or indirectly engage in, represent, be connected with or have a financial interest in any business which is or, to the best of his knowledge, is about to become competitive with the business of the Company; provided, however, that nothing herein contained shall be deemed to prohibit the Executive from being a passive investor owning up to 1% of any class of outstanding publicly traded securities of any Company.

         Section IV.2 Confidential Information. Except in the course of his employment with the Company, or as he may be required pursuant to any law or court order or similar process, Executive shall not at any time either during or after his termination of employment hereunder, directly or indirectly disclose or use any secret, proprietary, confidential information or data of the Company or the Corporation, or any of their respective subsidiaries or affiliates; provided, however, that after the expiration of 18 months from such termination of employment, the Company's sole remedy shall be to seek and procure appropriate equitable remedies. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such confidential information or proprietary data.

         Section IV.3 Inducing of Company Employees. Except in the course of his employment with the Company, or with the prior written approval of the Board, Executive shall not at any time through the 18 month period after his termination of employment hereunder, in any way directly or indirectly hire, attempt to hire, or cause to be hired any person or persons who to Executive's best knowledge was employed at any time during the period commencing six months prior to such termination by the Company, the Corporation, or their respective subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership (other than Executive's secretaries or personal assistants).

         Section IV.4 Prior Employment. The Company has no desire to obtain nor to utilize any proprietary or confidential information to which the Executive may have had access during his employment with his Prior Employer. The Executive shall not in the performance of his duties hereunder utilize or disclose (whether to the Company or any of its officers, employees, directors or agents) any trade secrets or other proprietary or confidential information of his Prior Employer to which the Executive may have had access during his employment with his Prior

Employer. The Company agrees that it will not request the Executive to utilize or disclose any trade secrets or other proprietary or confidential information of his Prior Employer.

         Section 4.05 Restorative Grants. (a) If Shareholder Approval is not received by April 15, 1999, then on each of May 1, 1999 and January 2, 2000, the Company will grant to Executive a Paired Option for the purchase of 900,000 Paired Shares of the Company and the Trust, and on January 2, 2001, a Paired Option for 600,000 Paired Shares of the Company and the Trust, each exercisable at a price per Paired Share equal to the "Fair Market Value" per Paired Share on the date of its grant as defined in the LTIP (the foregoing Paired Options for an aggregate of 2,400,000 Paired Shares are referred to as the "Restorative Grants"). Each of the Restorative Grants shall, however, only be made if Executive is then employed by the Company.

                  Each Paired Option in the Restorative Grants shall be vested as of its date of grant in a number of Paired Shares subject to that Paired Option equal to a fraction the numerator of which the number of whole months elapsed between May 1, 1998 and its date of grant, and the denominator of which is 48; and each such Paired Option shall thereafter vest in equal monthly installments for the balance of the 48 month period commencing May 1, 1998 ("the Vesting Period"), on the last day of the month of the date of grant and on the last day of each month thereafter during the Vesting Period (thus, by way of illustration, the Restorative Grant of a Paired Option on May 1, 1999 for 900,000 Paired Shares would be vested on the date of its grant to the extent of 225,000 Paired Shares, and the balance would vest in equal monthly increments of 18,750 Paired Shares through April 30, 2002).

                  (b) The Company acknowledges that in the event that Shareholder Approval is not received by April 15, 1999, the Restorative Grants may not provide Executive with the full equivalent economic benefits as Executive would otherwise receive by the grant of the Options. In that event, the Board will consider such additional compensation for Executive (which may or may not be other performance based compensation deductible under Section 162(m) of the Internal Revenue Code and which may be conditioned on changes to this Agreement, including but not limited to modifications to the terms of the Restorative Grants) as it may in its sole discretion deem appropriate in the circumstances

                                    ARTICLE V
                                  Miscellaneous

         Section V.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company's principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other for purposes of notice hereunder).

                 Copies of all notices given to Executive shall be sent to:

                 Debevoise & Plimpton

                 875 Third Avenue
                 New York, New York  10022
                 Attention:  Lawrence K. Cagney, Esq.
                 Facsimile:  (212) 909-6836

                 Copies of all notices given to the Company shall be sent to:

                 Sidley & Austin
                 555 West Fifth Street
                 Los Angeles, California  90013-1010
                 Attention:  Sherwin L. Samuels, Esq.
                 Facsimile:  (213) 896-6600

         All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or
(d) by facsimile with confirmation of receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

         Section V.2 Assignment and Succession. The rights and obligations of the Company under this Agreement may not be assigned in whole or any part except in the case of (i) a consolidation or merger with, or a transfer of all or substantially all of the assets of the Company to, another entity reasonably acceptable to Executive which not later than 15 days prior to the consummation of such combination transaction expressly assumes in a writing reasonably satisfactory in form and substance to Executive all of the Company's obligations to Executive hereunder or (ii) a Paired Share REIT Transaction. No such assignment shall limit or restrict Executive's right to terminate this Agreement for Good Reason, which right shall remain absolute. Executive's rights and obligations hereunder are personal and may not be assigned. This Agreement shall inure to the benefit of and be enforceable by Executive's heirs, beneficiaries and/or legal representatives.

         Section V.3 Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

         Section V.4 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the "Arbitrator") in accordance with the National Rules, subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

                  (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

                  (b) The Arbitrator shall assess the costs of the proceeding, including the prevailing party's reasonable attorneys' fees on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful unless he or she concludes that matters of equity or important considerations of fairness dictate otherwise.

                  (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

                  (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

                  (e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator's written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

                  (f) The arbitration shall take place in New York, New York.

                  (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

                  (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                  (i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

                  (j) Notwithstanding the dispute resolution procedures contained in this Section 5.04, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 5.04.

                  (k) If a corporate transaction which would constitute a Change of Control event under the LTIP is agreed to during the pendency of an arbitration hereunder, the Company will include appropriate provisions which will enable Executive to participate in such Change of Control event as if the arbitration were resolved favorably to Executive, but subject to such a favorable resolution.

         Section V.5 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

         Section V.6 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof, or the exercise of any other right, power or privilege.

         Section V.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section V.8 Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

         Section V.9 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly,
(i) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words "include", "including" and "includes" shall be deemed in each case to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         Section V.10 Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

         Section V.11 Indemnification. In addition to any additional benefits provided under applicable state law, as a Director and Officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Articles of Incorporation of the Company, as amended, and of the Bylaws of the Company, as amended, which provide for indemnification of Officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a Director or Officer of the Company), (b) the customary Indemnification Agreement between the Company and its Directors and Officers, as amended through the date hereof (the "Indemnification Agreement").

         The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against.

         The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive's employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors' and officers' liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all Directors and Officers of the Company.

         Section V.12 Effectiveness. This Agreement shall be of no force and effect, and shall be treated as having had no force and effect from the date hereof, if the Commencement Date shall not have occurred by December 31, 1998.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

                    The "Company":

                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.



                     By:____________________________________
                         Name: Ronald C. Brown
                         Its:  Executive Vice President and Chief Financial
                               Officer



                     By:____________________________________
                     Name: _________________________________
                     Its: ___________________________________

                     The "Executive":


                     _______________________________________
                     Richard D. Nanula

                       Schedule A to Employment Agreement

              Principles To Be Used In Developing Performance-Based Formula For Incentive Compensation

         1. The Formula will be calculated by awarding a certain percentage of growth in the Company's EBITDA (or the combined EBITDA of the Company and the Trust), over a hurdle rate, adjusted for the number of Paired Shares outstanding and the capital structure of the Company (or of the Company and the Trust);

         2. The Formula is to be applied on an ongoing/multi-year basis;

         3. The Formula is to be structured so that it has no floor but has a maximum of $6 million.

         4. The Company understands that the Executive's range of expectation for 1999, which the Executive understands is not guaranteed, is between $1 million and $3 million.

         5. The Board will maintain discretion to provide a bonus award over and above the Formula amount, based on exceptional circumstances.

         6. A deferred compensation plan is expected to be developed for the senior management team, in order to maximize the tax efficiency of the Incentive Compensation awards.

         7. Any Incentive Compensation in any year in excess of $3 million will be paid in restricted Paired Shares or Restricted Stock Units (at the Executive's election), which are expected to have a vesting period equal to the then balance of the Term (provided that any such Paired Shares or Restricted Stock Units shall vest immediately upon the termination of Executive's employment for any reason).